Exhibit 5.1
BOSTON     CONNECTICUT     DELAWARE     NEW YORK     WASHINGTON, D.C.
DAY PITNEY LLP
Attorneys at Law
242 Trumbull Street Hartford, CT 06103
T: (860) 275 0100 F: (860) 275 0343
info@daypitney.com
November 3, 2009
Hubbell Incorporated
584 Derby Milford Road
Orange, Connecticut 06477-4024
Re:	Registration Statement No. 333-151206; Class B Common Stock Issuance
Ladies and Gentlemen:
     We have acted as special Connecticut counsel to Hubbell Incorporated, a Connecticut corporation (the “Company”), in connection with the sale by the Company of up to 2,600,000 shares of its Class B Common Stock, par value $.01 per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2008 (File No. 333-151206) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated May 28, 2008, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a final prospectus supplement, dated October 28, 2009, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement, dated October 28, 2009, between Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as representatives of the several underwriters, and the Company (the “Underwriting Agreement”).
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus, the Company’s restated certificate of incorporation, as amended to date, the Company’s amended and restated by-laws, as amended to date, the Company’s amended and restated rights agreement and records of the corporate proceedings of the Board of Directors of the Company with respect to the Registration Statement and the offerings contemplated thereby. With respect to the records of the proceedings of the Board of Directors we have relied on a certificate of an officer

November 3, 2009

of the Company. We have also examined such other documents, and made such examination of law, as we have deemed necessary in order to render our opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all originals of all documents submitted to us as copies thereof and the authenticity of the originals of such latter documents.
     The opinions expressed herein are limited to the laws of the State of Connecticut.
     Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and non-assessable upon their sale in accordance with the Underwriting Agreement.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated October 28, 2009, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Day Pitney LLP Day Pitney LLP
DAS: SR